Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made as of March 1, 2023 by and between Starton Therapeutics, Inc, a corporation with its principal place of business located 215 College Road, Suite 300, Paramus NJ, 07652 (the “Company”), and Scott Kahn, an individual residing at 8 Harreton Road, Allendale, NJ 07401 (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to secure the employment of the Executive in accordance with the provisions of this Agreement as of the date written above (the “Effective Date”); and

WHEREAS, the Executive desires and is willing to accept employment with the Company in accordance herewith.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Engagement

(a)  Position and Duties. As of the Effective Date, this Agreement shall immediately become the operative, effective agreement between the parties with respect to the Executive’s employment with the Company and the Executive’s employment with the Company shall commence. The Company agrees to employ the Executive in the position of Chief Financial Officer (“CFO”) effective as of the Effective Date for a period (the “Employment Period”) provided in Section 4. The Executive shall perform the duties and functions as are customarily carried out by a CFO of a developer of pharmaceutical or medical products of a size comparable to the Company. Without limiting the generality of the immediately preceding sentence, the Executive’s duties shall include being responsible for managing the Company’s finances, including, but not limited to, the financial planning, strategy, management of financial risks, record-keeping, and financial reporting for the Company. The Executive shall devote their full working time, energy and skill to the business of the Company as is necessary in order to perform such duties faithfully, competently and diligently; provided, however, that notwithstanding any provision in this Agreement to the contrary, the Executive shall not be precluded from devoting reasonable periods of time to serving as a director of companies or organizations which have been prior approved by the Board of Directors of the Company, so long as such activities (i) do not interfere with the performance of the Executive’s duties hereunder; and (ii) are not competitive with the business of the Company.

(b)  No Conflicting Obligations. The Executive represents and warrants to the Company that the Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with the Executive’s obligations under this Agreement or that would prohibit the Executive, contractually or otherwise, from performing the Executive’s duties as under this Agreement.

2.  Compensation

(a)  Salary. The Executive shall be paid an annual base salary from the Effective Date and going forward, in the amount of Two Hundred Twelve Thousand U.S. Dollars ($212,000), less standard withholdings until the Company completes an Initial Public Offering (“IPO”) or becomes publicly traded, at which time the base salary increases to Two Hundred Seventy Thousand ($270,000). The Executive’s annual base salary shall be payable in equal installments in accordance with the Company’s general payment policies. During the Employment Period, the Executive’s annual base salary shall be reviewed annually, or more often if appropriate, and shall be set consistent with a compensation philosophy which targets the 50th percentile for CFO annual salaries of a group of Small Cap Biotech U.S. comparator companies in a specific process to be jointly agreed upon by the Executive and the Company.

(b)  Bonus. The Executive shall be eligible to receive an annual cash bonus award in an amount of forty percent (40%) of their base salary for that calendar year upon achievement of reasonable targets and goals for the year determined by the Board after consultation with the Executive. Such bonus shall be based upon (i) a compensation philosophy which targets the 50th percentile for CFOs of a group of Small Cap Biotech U.S. comparator companies and (ii) the extent to which the Executive achieved reasonable targets and goals for the year determined by the Board after consultation with the Executive. The Executive’s right to receive a bonus for any calendar year shall accrue as of December 31 of such year if they continue to be employed by the Company through December 31 of such year and such bonus shall be paid on or before March 15 of the following year regardless of whether or not they continue to be employed by the Company on or after January 1 of such following year.

(c)  Expense Reimbursements. The Company shall reimburse the Executive for reasonable travel and other business expenses (such as $50 per month for cellphone) incurred by the Executive in the performance of the Executive’s duties under this Agreement, subject to the policies and procedures in effect from time to time, and provided that the Executive submits supporting vouchers, receipts, or other documentation. The Executive shall be reimbursed for expenses related to maintaining his accreditation as a CPA (Certified Public Accountant) such as continuing professional education courses, AICPA and FEI dues, registration fees, etc.

(d)  Benefit Plans. Except as otherwise expressly provided herein, during the Employment Period, the Executive shall be entitled to participate in all employee benefit, vacation and other plans, policies and programs for which the Executive is eligible under the terms and conditions of such plans, policies and programs which may be in effect from time to time and which the Company generally makes available to executives of the Company, including medical, dental, disability and life insurance subject to standard employee contributions.

(e)  Vacation; Sick Leave. The Executive shall be entitled to twenty eight (28) days of vacation during each calendar year, accrued in accordance with and subject to the Company’s standard policies and prorated for any partial year of employment, paid holidays annually in accordance with the Company’s holiday schedule, absences because of illness or other incapacity, and such other reasonable absences for personal time as may be needed from time to time.

3.  Inventions/Intellectual Property/Confidential Information

(a)  As used in this Agreement, “Intellectual Property” means any and all inventions, discoveries, formulas, improvements, writings, designs, or other intellectual property. Any and all Intellectual Property relating to or in any way pertaining to or connected with the systems, products, apparatus, or methods employed, manufactured, constructed, or researched by the Company, which the Executive may conceive or make while performing services for the Company shall be the sole and exclusive property of the Company. The Executive hereby irrevocably assigns and transfers to the Company all rights, title and interest in and to all Intellectual Property which the Executive conceives or makes while performing services for the Company that the Executive may in the future have under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property.

(b)  Execution of Documents; Power of Attorney. The Executive agrees to execute and sign any and all applications, assignments, or other instruments which the Company may deem necessary in order to enable the Company, at its expense, to apply for, prosecute, and obtain patents of the United States or foreign countries for the Intellectual Property, or in order to assign or convey to, perfect, maintain or vest in the Company the sole and exclusive right, title, and interest in and to the Intellectual Property. If the Company is unable after reasonable efforts to secure the Executive’s signature, cooperation or assistance in accordance with the preceding sentence because of the Executive’s incapacity, the Executive hereby designates and appoints the Company or its designee as the Executive’s agent and attorney-in-fact, to act on the Executive’s behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s rights in the Intellectual Property.

(c)  Disclosure of Intellectual Property. The Executive agrees to disclose promptly to the Company all Intellectual Property which the Executive may create or conceive solely, jointly, or commonly with others. This paragraph is applicable whether or not the Intellectual Property was made under the circumstances described in paragraph (a) of this Section. Executive agrees to make such disclosures understanding that they will be received in confidence and that, among other things, they are for the purpose of determining whether or not rights to the related Intellectual Property is the property of the Company.

(d)  Limitations. If the Executive wishes to clarify that something created by the Executive prior to the Executive’s employment by the Company that relates to the actual or proposed business of the Company is not within the scope of this Agreement, the Executive may list it on Exhibit 1 to this Agreement in a manner that does not violate any third party rights.

(e)  Confidential and Proprietary Information. During the Executive’s employment, the Executive will have access to trade secrets and confidential information of the Company. Confidential Information means all information and ideas, in any form, relating in any manner to matters such as: products; formulas; technology and know-how; inventions; clinical trial plans and data; business plans; marketing plans; the identity, expertise, and compensation of employees and contractors; systems, procedures, and manuals; customers; suppliers; joint venture partners; research collaborators; licensees; and financial information. Confidential Information also shall include any information of any kind, whether belonging to the Company, or any third party, that the Company has agreed to keep secret or confidential under the terms of any agreement with any third party. Confidential Information does not include: (i) information that is or becomes publicly known through lawful means other than unauthorized disclosure; (ii) information that was rightfully in the Executive’s possession prior to the Executive’s employment with the Company and was not assigned to the Company or was not disclosed to the Executive in the Executive’s capacity as a director or other fiduciary of the Company; or (iii) information disclosed to the Executive, after the termination of the Executive’s employment by the Company, without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from the Company, and who is not subject to an obligation to keep such information confidential for the benefit of the Company, or any third party with whom the Company has a contractual relationship. The Executive understands and agrees that all Confidential Information shall be kept confidential by the Executive both during and after the Executive’s employment by the Company. The Executive further agrees that the Executive will not, without the prior written approval by the Company, disclose any Confidential Information, or use any Confidential Information in any way, either during the term of the Executive’s employment or at any time thereafter, except as required by the Company in the course of the Executive’s employment.

4.  Employment Period; Termination of Employment. This is an “at will” employment agreement. The Employment Period shall commence on the Effective Date and shall continue until terminated upon the earlier to occur of the following events: (i) by either party, in writing delivered to the other party, at any time for any reason, with or without Cause, or for no reason at all. If terminated by Executive, Executive shall provide fourteen (14) days written notice, and the Company shall have the option to waive all or any part of such notice period provided by Executive; or (ii) the death or Disability (as defined in Section 4(c)) of the Executive.

(a)  Payments Due Upon Termination of Employment. Upon the Company’s termination of the Executive’s employment with the Company without Cause, or the Executive’s resignation for Good Reason, the Executive will be entitled to receive the severance benefits set forth below. Upon the termination of the Executive’s employment for any reason, the Executive shall retain all stock granted as of the time of termination, and all granted options shall become immediately vested subject to paragraph 2(d) of the Executive Consulting Agreement.

(i)  Termination for Cause, Death, Disability, or Resignation. In the event that the employment of the Executive is terminated for Cause, or is terminated as a result of death, Disability, or resignation without Good Reason, the Executive will be entitled to receive payment for all accrued but unpaid salary and accrued but unused vacation days as of the date of termination of the Executive’s employment.

(ii)  Termination By the Company Without Cause, Resignation by the Executive for Good Reason, or Nonrenewal by Company. In the event that the employment of the Executive is terminated by the Company without “Cause” as defined in this Agreement or as a result of a Nonrenewal by Company or the Executive resigns for “Good Reason,” as defined in this Agreement, the Executive, upon entering into and not revoking a written Separation Agreement containing a general release of claims and potential claims in a form acceptable to the Company (the “Separation Agreement and General Release”), shall receive payment for all accrued but unpaid salary, accrued but unpaid bonus, if any, and accrued but unused vacation days as of the date of termination of the Executive’s employment, and as severance compensation a lump sum payment in an amount equal to twelve (12) months of base salary in effect immediately prior to the termination of the Executive’s employment (or the base salary in effect immediately prior to any reduction in base salary that resulted in the Executive’s resignation for Good Reason). In addition, the Executive shall also be entitled to six (6) months of continued participation in the Company’s welfare benefit plans that the Executive participated in immediately prior to their termination of employment at the Company’s expense. Any unvested stock options, subject to paragraph 2(c) of the Executive Consulting Agreement, or other equity interests shall also be deemed immediately vested as of the date of the Executive’s employment termination under this paragraph. The severance compensation described in this paragraph shall be subject to such payroll deductions and withholdings as are required by law.

(b)  Conditions for Payment Upon Termination. Any other provision of this Agreement notwithstanding, paragraph (a)(ii) of this Section shall not apply unless the Executive has returned all property in the Executive’s possession belonging to the Company or its successor in interest.

(c)  Definitions. For purposes of this Section, the following definitions shall apply:

(i)  “Cause” means: (A) commission of any act of fraud as determined by the Company’s Board of Directors in good faith after providing the Executive with reasonable written notice of the specific act(s) at issue and a fair opportunity to present their position (with the involvement of counsel) to the Board prior to any decision being reached; (B) indictment for, conviction of, or plea of guilty or “no contest” to, any felony or a lesser crime involving the Company’s money or property; (C) failure to follow the lawful directions of the Board of Directors of the Company after receiving written notice of the specific failure and thirty (30) days in which to cure such failure; (D) willful misconduct by the Executive; (E) material breach by the Executive of any provision of this Agreement; or (F) dishonesty, disloyalty, or illegal drug use by Executive.

(ii)  “Disability” shall mean the Executive’s inability to perform the essential functions of the Executive’s job responsibilities for a period of one hundred eighty (180) days in the aggregate in any twelve (12) month period.

(iii)  “Good Reason” means (A) a material diminution in the Executive’s Salary or Bonus; (B) a change of more than twenty-five (25) miles in geographic location at which the Executive must perform services; (C) any action or inaction of the Company that constitutes a material breach of the terms of this Agreement; (D) any diminution or adverse change in the Executive’s title, duties, authorities, responsibilities, or reporting structure; or (E) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law. Under this subsection, the Executive cannot terminate their employment for Good Reason unless they have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances.

5.  Arbitration. Any and all claims or controversies between the Company and the Executive, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement; (b) all contract or tort claims of any kind; and (c) any claim based on any federal, state, or local law, statute, regulation, or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association. Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction over the Company and the Executive, and, without limiting the foregoing, both the Company and the Executive hereby consent to jurisdiction in appropriate courts in the state of New York in addition to any other courts that may have jurisdiction over both parties. The location of the arbitration shall be New York (Manhattan), New York. A single arbitrator shall be mutually selected by the Company and the Executive from a list provided by the American Arbitration Association. The Executive shall pay for the Executive’s own costs and attorneys’ fees, if any. The Company shall pay for its own costs and attorneys’ fees, if any. The arbitrator’s fees and costs shall be divided evenly between the Executive and the Company.

6.  Severability. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement. In the event that any provision relating to a time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

7.  Agreement Read and Understood. Company and the Executive acknowledge that they have carefully read the terms of this Agreement, that both parties have had an opportunity to consult with an attorney or other representative of their own choosing regarding this Agreement, that the Company and the Executive understand the terms of this Agreement, and that Company and the Executive are entering this Agreement of their own free will.

8.  Complete Agreement, Modification. This Agreement is the complete agreement between the Executive and the Company on the subjects contained in this Agreement. This Agreement supersedes and replaces all previous correspondence, promises, representations, and agreements, if any, either written or oral with respect to the Executive’s employment by the Company and any matter covered by this Agreement; provided, however that (i) Section 2(c) of the Executive Consulting Agreement (Equity Interests) and (ii) the last two sentences of Section 9(a) of the Executive Consulting Agreement (Section 409A) shall survive the Effective Date of this Agreement. No provision of this Agreement may be modified, amended, or waived except by a written document signed both by the Company and the Executive.

9.  Section 409A.

(a)  This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder (“Section 409A of the Code”). If the Company determines in good faith that any provision of this Agreement would cause the Executive to incur an additional tax, penalty, or interest under Section 409A of the Code, the Company and the Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code. The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Executive under this Agreement.

(b)  For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

(c)  With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)  “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement mean, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, the Executive’s “separation from service” as defined in Section 409A of the Code.

(e)  If a payment obligation under this Agreement arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Company), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following their death.

10.  Governing Law. This Agreement shall be construed and enforced according to the laws of the State of New York without regard to conflicts of law principles.

11.  Assignability. This Agreement, and the rights and obligations of the Executive and the Company under this Agreement, may not be assigned by the Executive. The Company may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of the Company’s obligations under this Agreement.

12.  Notices. Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or sent by next business day air courier service, or personally delivered to the party to whom it is to be given at the address of such party set forth on the signature page of this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 12). A copy of any notices sent to the Company should be sent to Brian S. Cousin, McDermott Will & Emery LLP, 340 Madison Avenue, New York, NY 10173-1922, bcousin@mwe.com

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement on the day and year first above written.

EXECUTIVE:

/s/ Scott L. Kahn
Scott L Kahn

THE COMPANY:

Starton Therapeutics, Inc.

By:	/s/ Pedro Lichtinger
Pedro Lichtinger
Title:	Chairman and CEO

EXHIBIT 1

PRIOR MATTERS

None